Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and to the incorporation by reference therein of our reports dated February 12, 2016, with respect to the consolidated financial statements and schedule of Tempur Sealy International, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Tempur Sealy International, Inc. and Subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

February 12, 2016